UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

July 11, 2016

Algodon Wines & Luxury Development Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-55209	52-2158952
State of	Commission	IRS Employer
Incorporation	File Number	Identification No.

135 Fifth Ave., 10th Floor

New York, NY 10010

Address of principal executive offices

212-739-7650

Telephone number, including

Area code

Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]⁯	Written communications pursuant to Rule 425 under the Securities Act

[ ]⁯	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]⁯	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]⁯	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 11, 2016, the Board of Directors of Algodon Wines & Luxury Development Group, Inc. (the “Company”) adopted the 2016 Stock Option Plan (the “2016 Plan”). The Board of Directors adopted this plan to give the Board and management of the Company sufficient flexibility to be able to grant future equity incentive awards, and further to reflect the Company’s growth and status as a reporting company under the Securities Exchange Act of 1934, as amended.

All 9,000,000 shares of the Company’s common stock reserved (or made available) for grants of equity incentive awards under the 2008 Equity Incentive Plan (the “2008 Plan”), which has been amended from time to time, most recently on September 14, 2012, have been reserved in connection with grants of stock options approved by the Company’s Board of Directors.

Under the 2016 Plan, 1,224,308 shares of common stock of the Company are authorized, with an automatic annual increase on January 1 of each year equal to 2.5% of the total number of shares of common stock outstanding on such date, including for this purpose any shares issuable upon conversion of any outstanding capital stock of the Company. Authorized shares under the 2016 Plan may be subject to adjustment upon determination by the committee in the event of a corporate transaction including but not limited to a stock split, recapitalization, reorganization, or merger.

The 2016 Plan includes two types of options, stock appreciation rights, restricted stock and restricted stock units, performance awards and other stock-based awards. Options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended are referred to as incentive options. Options which are not intended to qualify as incentive options are referred to as non-qualified options.

To date, options to purchase 400,000 shares of common stock of the Company have been granted under the 2016 Plan.

The 2016 Plan is administered and interpreted by the Company’s compensation committee, or the entire Board of Directors. In addition to determining who will be granted options or other awards under the 2016 Plan and what type of awards will be granted, the committee has the authority and discretion to determine when awards will be granted and the number of awards to be granted. The committee also may determine the terms and conditions of the awards; amend the terms and conditions of the awards; how the awards may be exercised whether in cash or securities or other property; establish, amend, suspend, or waive applicable rules and regulations and appoint agents to administer the 2016 Plan; take any action for administration of the 2016 Plan; and adopt modifications to comply with laws of non-U.S. jurisdictions.

Participants in the Plan consist of Eligible Persons, who are employees, officers, consultants, advisors, independent contractors, or directors providing services to the Company or any affiliate of the Company as determined by the committee. The committee may take into account the duties of persons selected, their present and potential contributions to the success of Company and such other considerations as the committee deems relevant to the purposes of the 2016 Plan.

The exercise price of any option granted under the 2016 Plan must be no less than 100% of the “fair market value” of the Company’s common stock on the date of grant. Any incentive stock option granted under the 2016 Plan to a person owning more than 10% of the total combined voting power of the common stock must be at a price of no less than 110% of the fair market value per share on the date of grant.

Awards remain exercisable for a period of six months (but no longer than the original term of the award) after a participant ceases to be an employee or the consulting services are terminated due to death or disability. All restricted stock held by the participant becomes free of all restrictions, and any payment or benefit under a performance award is forfeited and cancelled at time of termination unless the participant is irrevocably entitled to such award at the time of termination, where termination results from death or disability. Termination of service as a result of anything other than death or disability results in the award remaining exercisable for a period of one month (but no longer than the original term of the award) after termination and any payment or benefit under a performance award is forfeited and cancelled at time of termination unless the participant is irrevocably entitled to such award at the time of termination. All restricted stock held by the participant becomes free of all restrictions unless the participant voluntarily resigns or is terminated for cause, in which event the restricted stock is transferred back to the Company.

The committee may amend, alter, suspend, discontinue or terminate the 2016 Plan at any time; provided, however, that, without the approval of the stockholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval: (i) violates the rules or regulations of the Financial Industry Regulatory Authority, Inc. (FINRA) or any other securities exchange that are applicable to the Company; (ii) causes the Company to be unable, under the Internal Revenue Code, to grant incentive stock options under the 2016 Plan; (iii) increases the number of shares authorized under the 2016 Plan other than the 2.5% increase per year; (iv) permits the award of options or stock appreciation rights at a price less than 100% of the fair market value of a share on the date of grant of such award, as prohibited by the 2016 Plan or the repricing of options or stock appreciation rights, as prohibited by the 2016 Plan; or (v) would prevent the grant of options or stock appreciation rights that would qualify under Section 162(m) of the Internal Revenue Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 22nd day of July 2016.

Algodon Wines & Luxury Development Group, Inc.

By:	/s/ Scott L. Mathis
Scott L. Mathis, President & CEO